Exhibit 10.86

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 12, 2005, by and between Warp Technology Holdings, Inc., a Nevada corporation d/b/a “Halo Technology Holdings” (“Purchaser”) on the one hand, and Platinum Equity, LLC (the “David/ProfitKey Seller”), EnergyTRACS Acquisition Corp. (the “Foresight Seller”) and Milgo Holdings, LLC (the “Process Seller” and together with the David/ProfitKey Seller and the Foresight Seller, the “Sellers”), on the other hand.

R E C I T A L S

A. The David/ProfitKey Seller owns 100% of the common stock, no par value per share (the “David Stock”), of David Corporation, a California corporation (“David”) and a 100% membership interest (the “ProfitKey Membership Interest”) in ProfitKey International, LLC, a Delaware limited liability company (“ProfitKey”).

B. The Foresight Seller owns 100% of the common stock, par value $0.01 per share (the “Foresight Stock”), of Foresight Software, Inc., a Delaware corporation (“Foresight”).

C. The Process Seller owns a 100% membership interest (the “Process Membership Interest”) in Process Software, LLC, a Delaware limited liability company (“Process” and together with David, ProfitKey and Foresight, the “Companies” and any such one of them, as applicable, “Company”).

D. Each Seller desires to sell, respectively, the David Stock, the Foresight Stock, the ProfitKey Membership Interest and the Process Membership Interest to Purchaser, and Purchaser desires to purchase the David Stock, the Foresight Stock, the ProfitKey Membership Interest and the Process Membership Interest from Sellers, in each case on the terms and subject to the conditions of this Agreement.

A G R E E M E N T

In consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“Action” shall mean any action, claim, suit, litigation, proceeding, arbitration or mediation.

“Agreement” shall have the meaning given to it in the Preamble.

“Allocated David Amount” shall have the meaning given to such term in Section 2.3.

“Allocated Foresight Amount” shall have the meaning given to such term in Section 2.3.

“Allocated Process Amount” shall have the meaning given to such term in Section 2.3.

“Allocated ProfitKey Amount” shall have the meaning given to such term in Section 2.3.

“Business” shall mean the business and operations of the applicable Company.

“Closing” shall have the meaning given to such term in Section 2.1 hereof.

“Closing Date” shall have the meaning given to such term in Section 2.1 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Companies” and “Company” shall have the meanings given to such terms in Recital C to this Agreement.

“Contracts” shall mean all contracts, arrangements, licenses, Leases, understandings, purchase orders, invoices and other agreements to which any of the Companies is a party, whether written, oral, established through course of dealing or otherwise.

“Damages” shall mean all claims, demands, losses, liabilities, obligations, damages, expenses, including, without limitation, interest, penalties and reasonable attorneys’, accountants’ and experts’ fees and costs of investigation incurred as a result thereof.

“David” shall have the meaning given to such term in Recital A of this Agreement.

“David Stock” shall have the meaning given to such term in Recital A of this Agreement.

“Deposit” shall mean the (i) $100,000 deposit paid to the David/ProfitKey Seller by Purchaser on August 8, 2005 pursuant to the letter agreement dated August 5, 2005 between the David/ProfitKey Seller and Purchaser and (ii) $900,000 paid to the David/ProfitKey Seller by Purchaser upon the execution of this Agreement pursuant to Section 2.4 hereof.

“Equity Interests” shall mean the David Stock, the Foresight Stock, the Process Membership Interest and the ProfitKey Membership Interest.

“Employee Benefit Plan(s)” shall mean other than any obligations pursuant to any Laws, (i) any Employee Welfare Plan or any Pension Plan, (ii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA to which any of the Companies has contributed or been obligated to contribute, and (iii) any deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, and any other employee benefit plan, agreement (other than employment agreements with individual Employees), arrangement or commitment maintained by any of the Companies for the benefit of Employees.

“Employee Welfare Plan” shall mean other than any obligations pursuant to any Laws, any “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, which any of the Companies or any of their respective Subsidiaries sponsors, or under which any Company or any Subsidiary thereof may incur any liability, and which covers any Employees, including each multi-employer welfare benefit plan.

“Employees” shall have the meaning given to such term in Section 3.10(e) hereof.

“Encumbrances” shall mean any claim, lien, pledge, option, charge, mortgage,

security interest, restriction, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law and includes any agreement to give any of the foregoing in the future.

“Environmental Laws” shall mean all applicable Laws (including consent decrees and administrative orders) relating to the public health and safety and protection of the environment, including those governing the use, handling, storage, transportation and disposal or remediation of hazardous substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” shall have the meaning given to such term in Section 3.9(a) hereof.

“Foresight” shall have the meaning given to such term in Recital B of this Agreement.

“Foresight Stock” shall have the meaning given to such term in Recital B of this Agreement.

“GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

“Governmental Authority” shall mean (i) any nation, state, county, city or other jurisdiction of any nature, (ii) any federal, state, local, municipal, foreign or other government (or any department, agency, or political subdivision thereof), (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative actions of or pertaining to government.

“Indebtedness” shall mean (i) any liability for borrowed money, (ii) any liability arising from a guarantee of another Person’s borrowed money, (iii) a promissory note or similar instrument of indebtedness, and (iv) any liability for the payment of purchase price from past acquisitions of any of the Companies or any Subsidiary thereof, or past acquisitions of other businesses by any of the Companies or any Subsidiary thereof.

“Indemnitee” shall have the meaning given to such term in Section 6.2(c) hereof.

“Indemnitor” shall have the meaning given to such term in Section 6.2(c) hereof.

“Initial Payment” shall have the meaning given to such term in Section 5.10 hereof.

“Initial Payment Date” shall have the meaning given to such term in Section 5.10 hereof.

“Intellectual Property” shall mean (i) any and all trademarks, service marks, trade names, mask works, copyrights and patents (including registrations, licenses, and applications pertaining thereto) owned by or licensed to any of the Companies or any Subsidiary thereof, and (ii) any and all trade secrets, discoveries, inventions, know-how and any and all other intellectual property rights owned by or licensed to any of the Companies that are used by such Company, other than standard licenses to use ordinary, commercially available software and systems.

“knowledge of Seller”, “to Seller’s knowledge” and any similar phrase shall mean (i) when referring to David, the actual knowledge of Rick Bigelow, Christian Ruth, Adam Cooper and Dan Krasner, (ii) when referring to Foresight, the actual knowledge of Joe Di Zazzo, Christian Ruth, Adam Cooper and Dan Krasner, (iii) when referring to Process, the actual knowledge of Brian McDonald, Christian Ruth, Adam Cooper and Dan Krasner and (iv) when referring to ProfitKey, the actual knowledge of Joe Di Zazzo, Christian Ruth, Adam Cooper and Dan Krasner.

“Laws” shall mean any and all case law, common law, and any and all federal, state, local or foreign laws, statutes, rules, regulations, executive orders, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority.

“Leased Real Property” shall have the meaning given to such term in Section 3.11.

“Leases” shall mean all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, to which any of the Companies is a party and pursuant to which any of the Companies leases, subleases or licenses any real property.

“Material Adverse Effect” shall mean any event, change, circumstance or effect that has, or is reasonably likely to have, a material adverse effect on the business, operations, financial condition, taken as a whole, of the respective Company, other than any event, change, circumstance or effect relating (i) to the United States economy in general, or the economy of any foreign country in general in which the applicable Company participates, (ii) in general to the industries in which the applicable Company operates and not specifically relating to the applicable Company, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) to the announcement of the Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) to any outbreak or escalation of hostilities or act of terrorism involving the United States or any declaration of war by the U.S. Congress.

“Material Contracts” shall have the meaning given to such term in Section 3.12(a).

“Most Recent Balance Sheet” shall have the meaning given to such term in Section 3.9(a).

“Obligations” means any Indebtedness or other obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

“Ordinary Course” means the ordinary course of Business of the applicable Company consistent with past custom and practice (including with respect to quantity and frequency).

“Pension Plan” shall mean other than any obligations pursuant to any Laws, any “employee pension benefit plan,” as defined in Section 3(2) of ERISA (including any “multiemployer plan,” as defined in Section 3(37) of ERISA), which any of the Companies sponsors or to which any of the Companies contributes or is required to contribute, or under which any of the Companies may incur any liability.

“Permits” shall mean all franchises, permits, licenses, qualifications, rights-of-way, easements, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Authority.

“Permitted Encumbrances” shall mean (i) tax liens with respect to taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, consistently applied; (ii) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations; (iii) purchase money security interests in any property acquired by any of the Companies; (iv) interests or title of a lessor under any Lease; (v) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar lien or restriction for amounts not yet due and payable or which are being contested in good faith; (vi) easements, rights-of-way, restrictions and other similar charges and encumbrances not interfering with the Ordinary Course of any of the Companies or materially detracting from the value of the assets of any of the Companies; and (vii) source code escrows granted in favor of certain customers.

“Person” means an individual, a partnership (general or limited), a corporation, an association, a limited liability company, a joint stock company, a trust, an estate, a joint venture or an unincorporated organization.

“Pre-Closing Tax Period” shall have the meaning given to such term in Section 7.1 hereof.

“Proceeding” shall mean any demand, claim, suit, action, litigation, investigation, audit, arbitration, administrative hearing or other proceeding of any nature.

“Process” shall have the meaning given to such term in Recital C of this Agreement.

“Process Membership Interest” shall have the meaning given to such term in Recital C of this Agreement.

“ProfitKey” shall have the meaning given to such term in Recital A of this Agreement.

“ProfitKey Membership Interest” shall have the meaning given to such term in Recital A of this Agreement.

“Purchase Price” shall have the meaning given to such term in Section 2.3 hereof.

“Purchaser” shall have the meaning given to such term in the Preamble to this Agreement.

“Purchaser’s 401(k) Plan” shall have the meaning given to such term in Section 5.4(b) hereof.

“Purchaser’s FSA” shall have the meaning given to such term in Section 5.4(c) hereof.

“Purchaser Sponsored Plan” shall have the meaning given to such term in Section 5.4(a) hereof.

“Representative” shall mean any officer, director, principal, shareholder, partner, member, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Schedule Change” shall have the meaning given to such term in Section 5.11.

“Sellers” shall have the meaning given to such term in the Preamble to this Agreement and “Seller” shall mean any one of them, as applicable.

“Sellers’ 401(k) Plan” shall have the meaning given to such term in Section 5.4(b) hereof.

“Seller’s FSA” shall have the meaning given to such term in Section 5.4(c) hereof.

“Subsidiary” and “Subsidiaries” shall have the meanings given to such terms in Section 3.5(a) hereof.

“Subsidiary Interests” shall have the meaning given to such term in Section 3.5(b) hereof.

“Tax(es)” shall mean all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any Governmental Authority, including, without limitation, income, excise, property, sales, use, transfer, gains, ad valorem or value added, stamp, payroll, windfall, profits, gross receipts, employment, withholding, social security, workers’ compensation, unemployment compensation, documentation, license, registration, customs duties, tariffs, net worth and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

“Tax Audit” shall have the meaning given to such term in Section 7.4 hereof.

“Tax Return” shall mean any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information, return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

“Tesseract Purchase Agreement” shall mean that certain Merger Agreement, dated of even date herewith, between Purchaser, TAC/Halo, Inc. and the David/ProfitKey Seller.

“Third Party Reimbursement” shall have the meaning given to such term in Section 6.5 hereof.

“Transaction Bonus Agreements” shall have the meaning given to such term in Section 5.10 hereof.

ARTICLE 2
PURCHASE AND SALE

2.1 Closing. The closing of the sale and purchase of the Equity Interests (the “Close” or “Closing”) shall take place on September 30, 2005 (such date, the “Closing Date”); provided that commensurate with the Closing, the transactions contemplated by the Tesseract Purchase Agreement shall be consummated and provided that as of such date, the conditions set forth in Section 8.1 (with respect to Purchaser’s obligation to Close) and Section 8.2 (with respect to Sellers’ obligation to Close) shall have been satisfied.

2.2 Purchase of the Equity Interests. On the Closing Date, the David/ProfitKey Seller shall sell, assign and deliver the David Stock and the ProfitKey Membership Interest, the Foresight Seller shall sell, assign and deliver the Foresight Stock and the Process Seller shall sell, assign and deliver the Process Membership Interest to Purchaser, and Purchaser shall purchase and acquire the Equity Interests from the applicable Seller, free and clear of all Encumbrances, other than those arising under applicable state and Federal securities laws.

2.3 The Purchase Price. The purchase price for the Equity Interests shall equal Twelve Million Dollars ($12,000,000) in cash (the “Purchase Price”). At Closing, Purchaser shall pay to Sellers the Purchase Price, less the Deposits, in immediately available funds by wire transfer to an account designated by Sellers, such account to be designated by written notice to Purchaser at least two (2) business days prior to the Closing Date. The Purchase Price shall be allocated among the David Stock (the “Allocated David Amount”), the Foresight Stock (the “Allocated Foresight Amount”), the Process Membership Interest (the “Allocated Process Amount”) and the ProfitKey Membership Interest (the “Allocated ProfitKey Amount”) as set forth on Exhibit 2.3 hereto.

2.4 Deposit. Upon the execution of this Agreement, Purchaser shall pay to the David/ProfitKey Seller a deposit of $900,000 in immediately available funds to an account designed in writing by the David/ProfitKey Seller. Such deposit shall be applied towards the Purchase Price pursuant to Section 2.3 and shall otherwise be non-refundable other than to the extent Purchaser is permitted to terminate this Agreement pursuant to Section 9.1(c) or 9.1(e).

2.5 Allocation of the Purchase Price. Pursuant to Reg. Section 301.7701-3(b)(1)(ii) of the Code, Process and ProfitKey are each a disregarded entity for federal income tax purposes, and therefore the purchase of the Process Membership Interest and the ProfitKey Membership Interest each constitute a purchase and sale of assets for federal income tax purposes. Pursuant to Section 1361(b)(3), Foresight is a disregarded entity for federal income tax purposes, and therefore the purchase of the Foresight Stock constitutes a purchase and sale of assets for federal income tax purposes. As a result, within one hundred twenty days (120) following the Closing Date, Purchaser and Sellers shall jointly agree on the allocation of the Purchase Price (as specifically allocated among the Equity Interests on Exhibit 2.3) and liabilities assumed among the assets of each of Process, ProfitKey, and Foresight, which allocation shall be in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The allocation prescribed by this Section 2.4 shall be conclusive and binding upon Sellers and Purchaser for all purposes and neither Sellers nor Purchaser shall file any Tax Return or other document with, or make any statement or declaration to, any Governmental Authority that is inconsistent with such allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the disclosure schedules (“Schedules”) delivered by the Sellers to Purchaser upon execution of this Agreement or pursuant to Section 5.11 (referencing the applicable section of this Article 3), each Seller represents and warrants to Purchaser as follows with the understanding that (i) the David/ProfitKey Seller is only making representations and warranties with respect to itself, David and ProfitKey, (ii) the Foresight Seller is only making representations and warranties with respect to itself and Foresight and (iii) the Process Seller is only making representations and warranties with respect to itself and Process:

3.1 Organization and Existence. Each Company and Subsidiary is a limited liability company or corporation, as applicable, duly formed or incorporated, validly existing and in good standing under the laws of its state of formation or incorporation (as listed on Schedule 3.1). Each Company and Subsidiary has all requisite power and authority to own and operate its Business and to carry on such Business as presently conducted. Each Company and Subsidiary is qualified or licensed to do business in each jurisdiction in which the conduct of its Business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so duly qualified or licensed would not have a Material Adverse Effect on the applicable Company or Subsidiary. Schedule 3.1 lists: (i) the employer identification number for each Company and Subsidiary; (ii) all legal names used by each Company and Subsidiary and its respective predecessors, if any, in the last three (3) years; (iii) all entities merged with or into each Company or Subsidiary or its respective predecessors, if any, in the last three (3) years; and (iv) the address for each location at which each Company or Subsidiary has an office or otherwise has any material assets (other than Employees working out of their homes). Accurate and complete copies of the articles or certificates of incorporation or organization or formation, operating agreements and other organizational documents, each as amended to date, have been made available to Purchaser.

3.2 Authorization. Each Seller has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each Seller have been duly authorized by all necessary action on the part of such Seller.

3.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes a legal, valid and binding agreement of each Seller, enforceable against each Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.4 Capitalization; Title to Equity Interests.

(a) (i) The David Stock and ProfitKey Membership Interest are owned, of record and beneficially, as of the date hereof and the Closing, by the David/ProfitKey Seller, (ii) the Foresight Stock is owned, of record and beneficially, as of the date hereof and the Closing, by the Foresight Seller and (iii) the Process Membership Interest is owned, of record and beneficially, as of the date hereof and the Closing, by the Process Seller, and in each case represents the only outstanding stock, stock appreciation rights, phantom stock rights, profit participation rights or any other economic, voting, ownership or any other type of direct or indirect equity interest in any Company. As of the date hereof and Closing, there are no securities in any Company other than the applicable Equity Interests.

(b) The operating agreements, bylaws and certificates of incorporation, as applicable, of each respective Company do not impose upon any holder of any Equity Interests any obligation to make capital contribution commitments to such Company. As of the Closing Date, the Equity Interests will be held by Sellers free and clear of all Encumbrances, other than those arising under applicable state or Federal securities laws.

(c) As of the Closing, none of the Sellers are subject to any restrictions on transfer, rights of first refusal or other restrictions or obligations relating to the Equity Interests. As of the Closing Date, there will be no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating any Company to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of membership or other interest or security in such Company, other than pursuant to any actions taken by on behalf of Purchaser or its affiliates. Schedule 3.4 sets forth a list of the managers, officers and directors, as applicable, of each Company.

3.5 Subsidiaries and Joint Ventures.

(a) Schedule 3.5(a) sets forth a complete and accurate list of each subsidiary of Foresight (each, a “Subsidiary and collectively, the “Subsidiaries”), indicating in each case the ownership of such Subsidiary and the jurisdiction of formation for such Subsidiary. Neither David, Process nor ProfitKey has any subsidiaries.

(b) As of the date hereof and Closing, Foresight, directly or through a wholly owned Subsidiary, is the sole owner, of record and beneficially, of the capital stock, membership interests, and any other rights, interests, or securities whatsoever in its Subsidiaries (collectively, the “Subsidiary Interests”), free and clear of all Encumbrances, other than those arising under applicable provincial, state or federal securities laws. As of the date hereof and Closing, the Subsidiary Interests are the only outstanding stock, stock appreciation rights, phantom stock rights, profit participation rights or any other economic, voting, ownership or any other type of interest in the Subsidiaries.

(c) Foresight’s bylaws and certificate of incorporation do not impose upon it any obligation to make any capital contribution to any Subsidiary. As of the Closing, Foresight is not subject to any restriction on transfer, rights of first refusal or other restrictions or obligations relating to the Subsidiary Interests. As of the Closing Date, there will be no outstanding subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating any Subsidiary to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any stock, stock appreciation rights, phantom stock rights, profit participation rights, or any economic, voting, ownership or any other type of membership or other interest or security in any Subsidiary.

(d) As of the date hereof and Closing, no Company is a partner in any general or limited partnership, a member of any limited liability company (other than a Subsidiary), an equity owner of any entity (other than a Subsidiary) or a party to any joint venture with any other Person.

3.6 No Conflict or Violation; Consents. Neither the execution and delivery of this Agreement by Sellers nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, the organizational documents of such Seller, the Companies or any Subsidiary; (ii) a violation by any Sellers, any Company or any Subsidiary of any applicable Law; (iii) a violation by any Seller, any Company or any Subsidiary of any order, judgment, writ, injunction, decree or award to which Seller, the Company or any Subsidiary is a party or by which Seller, the Company or any Subsidiary is bound or affected; (iv) a breach of or cause a default under, or result in the termination of, or accelerate the performance of, or create in favor of any Person other than any Company or any Subsidiary a right of termination or consent under, any Material Contract to which the applicable Company or Subsidiary is a party; or (v) an imposition of an Encumbrance on the Equity Interests, or the assets of any Company or any Subsidiary.

3.7 Governmental Consents and Approvals. Except to the extent that the absence thereof would not have a Material Adverse Effect on the applicable Company and its Subsidiaries, no Permit, approval, consent or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority is required to be made or obtained by any Seller, any Company or any Subsidiary by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby in order to enable Purchaser to own the Equity Interests and to permit each Company and each Subsidiary to continue the lawful operation of its Business following the Closing Date in substantially the same manner as it is presently conducted by such Company or such Subsidiary.

3.8 Pending Litigation. Schedule 3.8 sets forth a complete and correct list of all pending Actions and, to the knowledge of each Seller, any Actions threatened against any Company or any Subsidiary, or which have been initiated by each Company or any Subsidiary, or which would affect the ability of any Seller to consummate the sale of their respective Equity Interests.

3.9 Financial Information.

(a) Financial Statements. Sellers have furnished to Purchaser copies of (i) each Company’s unaudited balance sheet as of December 31, 2004, and the related statements of income for the fiscal year then ended, (ii) each Company’s unaudited balance sheet as of December 31, 2003 and the related consolidated statements of income for the fiscal year then ended and (iii) each Company’s balance sheet as of June 30, 2005 (with respect to each Company, the “Most Recent Balance Sheet”) and the related statement of income for the three months then ended (with respect to each Company, the “Financial Statements”). Except as set forth on Schedule 3.9(a), the Financial Statements have been prepared in accordance with GAAP on a consistent basis during the respective periods, fairly present in all material respects the financial condition of the respective Company and its Subsidiaries to which it relates at the respective dates thereof and the results of operations of the respective Company and its Subsidiaries to which it relates for the respective periods covered by the statements of income contained therein, and are correct and complete in all material respects.

(b) Indebtedness. As of the Closing Date, none of the Companies or their respective Subsidiaries will have any outstanding Indebtedness.

(c) Undisclosed Liabilities. None of the Companies nor their Subsidiaries have any Obligations except (i) liabilities which are reflected and properly reserved against in the Most Recent Balance Sheet of such Company, (ii) liabilities incurred in the Ordinary Course since the Most Recent Balance Sheet date with respect to such Company, (iii) liabilities arising under any of the Contracts, (iv) liabilities which are not required to be reflected on a balance sheet prepared in accordance with GAAP.

(d) Inter-company Assets and Liabilities. As of the Closing Date, all non-trade payable inter-company accounts receivable, accounts payable and accrued inter-company expenses between or among the inter-company group consisting of the Companies, their Subsidiaries, the Sellers, and their respective affiliates, shall have been paid or otherwise extinguished and there will be no non-trade inter-company assets or liabilities; provided, however that the foregoing shall not apply to any inter-company accounts receivable, accounts payable or accrued inter-company expenses between any of the Companies and their Subsidiaries.

(e) Controls. Each Company maintains a reasonable process or procedure under which management of such Company is aware of or authorizes material transactions of the Company such that such transactions may be recorded on the quarterly and annual financial reports of such Company in accordance with GAAP.

3.10 Absence of Certain Changes. Since the Most Recent Balance Sheet, there has been no Material Adverse Effect. In addition, since the Most Recent Balance Sheet, each Company has operated in the Ordinary Course and no Company or Subsidiary has, with a view to the anticipated sale of the Companies, (i) sought to extend the time of payment of any payables in a manner inconsistent with the Ordinary Course, (ii) sought to advance the collection of receivables in a manner inconsistent with the Ordinary Course or (iii) offered any material discounts on any receivables or extended maintenance agreement outside the Ordinary Course. Without limiting the generality of the foregoing, since the Most Recent Balance Sheet no Company or Subsidiary has:

(a) sold, assigned, licensed, leased, transferred, disposed of, or agreed to sell, assign, license, lease, transfer or dispose of, any asset other than in the Ordinary Course;

(b) acquired any equity interests in any other Persons, acquired any material assets, except in the Ordinary Course, nor acquired or merged with any other business or Person;

(c) incurred or created any Encumbrances on any of its assets, other than Permitted Encumbrances;

(d) suffered the destruction, damage or other loss (whether or not covered by insurance) of any assets or property material to the conduct of the Business;

(e) increased the salary or other compensation payable or to become payable to any employee of such Company or Subsidiary (“Employees”) or obligated itself to pay any bonus or other additional salary or compensation to any Employee in each case other than in the Ordinary Course;

(f) other than with respect to at-will Employees, entered into any employment Contract or collective bargaining Contract, or modified the terms of any existing such Contract, or made any other change in employment terms for any Employees outside of the Ordinary Course;

(g) adopted, amended, modified, or terminated any Employee Benefit Plan;

(h) made any loan to, or entered into any other transaction with, any Employees, other than the hiring of at-will Employees in the Ordinary Course;

(i) waived, amended, modified, terminated or canceled any Material Contract or material right, nor has any third party taken any such action with respect to any Material Contracts;

(j) suffered any disposition or lapse of any owned Intellectual Property, including, without limitation, the expiration of any applications for registration of any owned Intellectual Property rights;

(k) licensed any Intellectual Property, other than to end users, customers or distributors in the Ordinary Course;

(l) made any material capital expenditures;

(m) made any investment in, or any loan to, any other Person;

(n) created, incurred, assumed, or guaranteed any Indebtedness;

(o) terminated the services of any key Employee without cause;

(p) made any non-cash dividend or non-cash distribution to any holder of the Equity Interests;

(q) transferred any membership interests in any of the Companies;

(r) issued any new equity securities;

(s) made any change in the accounting policies of any of the Companies, other than as required in accordance with law or GAAP.

(o) entered into any Contract to take any action, or permit any occurrence, described above.

3.11 Real Property. Schedule 3.11 sets forth a complete and correct list of all real property leased by the Companies (“Leased Real Property”). Neither the Company nor any Subsidiary has subleased or otherwise granted any other Person a right to use any real property. No Company or Subsidiary owns any fee interest in any real property. To Sellers’ knowledge, no Proceedings are pending which would affect or pertain to the zoning or use of any of the material Leased Real Property.

3.12 Material Contracts.

(a) Schedule 3.12(a) sets forth a complete list of the following Contracts (the “Material Contracts”): all (i) agreements for Indebtedness to which any Company or any Subsidiary is a party and which will not be terminated at or prior to Closing; (ii) agreements or commitments to make material capital expenditures; (iii) agreements to sell, lease or otherwise dispose of any material assets or properties of any Company or any Subsidiary, other than in the Ordinary Course; (iv) agreements limiting the freedom of any Company or any Subsidiary to compete in any line of business or in any geographic area or with any Person; (v) Leases; (vi) joint venture agreements and partnership agreements to which any Company or any Subsidiary is a party; (vii) any license from a third party to any Company for Intellectual Property, other than shrink wrapped software that is generally available in the commercial markets, such as word processing programs; (viii) Contracts involving any Company’s or any Subsidiary’s investment in, or any loan to, any other Person; (ix) other than with respect to at-will Employees, employment agreements or loan agreements with any Employees; (x) Contracts that involve payments or receipts of either (A) more than $50,000 annually or (B) $200,000 in the aggregate in future payments or receipts over the life of such Contract; (xi) any Contract between any Company or Subsidiary, on the one hand, and any Seller or affiliate of Seller (other than a Company or Subsidiary), on the other hand; (xii) contracts relating to commission arrangements with others; (xii) consulting contracts or severance agreements, (xiii) capital leases (as determined in accordance with GAAP) and (xvi) any Contract with Federal, state or local government or any agency or department thereof that involve receipts of more than $150,000 annually. All Material Contracts that have been provided to Buyer are accurate and complete copies.

(b) Each Material Contract is valid, binding and enforceable against the Company or Subsidiary that is a party thereto, as applicable, in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). To the knowledge of the applicable Seller, each Material Contract is valid, binding and enforceable against the other parties thereto, in accordance with its terms. No Company or any Subsidiary is in default, violation or breach in any material respect under any Material Contract, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under such Material Contract. Except as disclosed on Schedule 3.12(b), each Material Contract shall be in full force and effect without penalty in accordance with its terms immediately following the consummation of the transaction contemplated hereby .

3.13 Intellectual Property.

(a) Schedule 3.13(a) sets forth a complete and correct list of all products or services offered by the Companies (other than those that form an immaterial portion of the Business) as well as all patents, patent applications, registered trademarks, registered service marks, and registered copyrights, and all applications for registration included in the registered Intellectual Property filed by or held in the name of a Company.

(b) (i) Without expansion of the representations and warranties made in this subjection b(ii) and b(iii), all right, title and interest in and to the Intellectual Property is either owned by the Companies or Subsidiaries to whose Business such Intellectual Property relates free and clear of all Encumbrances, other than Permitted Encumbrances, or is licensed by the applicable Company or its Subsidiary from a third party unaffiliated with any Seller pursuant to a written license, other than any such license or sublicense between the Companies and any Subsidiary, (ii) no claims have been made or, to the knowledge of the applicable Seller, threatened (including by way of a demand letter), to such Seller, the applicable Company or Subsidiary by any Person, and to the knowledge of the such Seller, there are no grounds for any Person to claim that (A) the applicable Company or its Subsidiary, as applicable does not own or have the right to use, as applicable, any Intellectual Property used in its Business, (B) the operation of the Business of the applicable Company as presently conducted is infringing, misappropriating or otherwise violating the intellectual property rights of any Person, or (C) the Intellectual Property purported to be owned by such Company infringes, misappropriates or otherwise violates the intellectual property rights of any third party or is invalid or unenforceable, and (iii) to the knowledge of the applicable Seller, no Company nor any Subsidiary is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any intellectual property rights of any other Person. The Companies have taken reasonable and customary steps to safeguard and maintain the secrecy and confidentiality of the Intellectual Property.

(c) To the knowledge of the applicable Seller, no Person is currently infringing or otherwise violating any of the Company’s rights in any owned Intellectual Property.

(d) The registrations with respect to the registered Intellectual Property owned by the respective Company set forth on Schedule 3.13(a) (other than those trademarks designated “Inactive Marks” or “Trademark Applications”) are complete and accurate and are in full force and effect.

3.14 Employees. There is no labor strike, dispute, slowdown, or stoppage pending or, to the knowledge of the applicable Seller, each Company or any Subsidiary, threatened against any Company or any Subsidiary. No Seller, Company or any Subsidiary is party to or bound by any collective bargaining agreement with respect to any Employees. To the knowledge of the applicable Seller, the Company or any Subsidiary, no certification question or organizational drive exists or has existed within the past two (2) years with respect to Employees. There is no unfair labor practice, charge or complaint of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) or any other matter against or involving any Company or any Subsidiary pending or, to the knowledge of the applicable Seller, the Company or any Subsidiary, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority pertaining to or involving Employees. Except as required by any Law, none of the Companies nor any Subsidiary has entered into any severance Contract or similar arrangement in respect of any Employee that will result in any obligation (absolute or contingent) of the applicable Company or its Subsidiaries to make any payment to any Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement. Schedule 3.14(b) lists the names of all current Employees as of the date of this Agreement. Seller has provided a list to Purchaser that contains the current base salary or hourly wage rate and the 2004 bonuses and commissions of all Employees.

The Companies are in compliance in all material respects with all applicable Laws relating to employment practices. The Companies have made available to Purchaser accurate and complete copies of all current and existing employee manuals and handbooks.

3.15 Employee Benefits. Schedule 3.15 sets forth a complete and correct list of all Employee Benefit Plans of each of the Companies. Each such Employee Benefit Plan complies in all material respects with the provisions of and has been administered in compliance with the provisions of ERISA and all other applicable Laws. Without limiting the generality of the foregoing, no “prohibited transaction” (as such term is defined in Section 4975 of the Code, or in Part 4 of Subtitle B of Title I of ERISA) has occurred with respect to any such Employee Benefit Plan that could result in the imposition of material Taxes or penalties on the applicable Company or any Subsidiary, and neither any Seller, any Company nor any Subsidiary has failed to make any contribution to, or to make any payment under, any such Employee Benefit Plan that it was required to make prior to Closing pursuant to the terms of such Employee Benefit Plan or pursuant to applicable Law that could result in any material liability to the applicable Company or its Subsidiaries. To the extent that the applicable Seller or its affiliates have accrued or reserved for any contribution or payment under any such Employment Benefit Plan in its respective Financial Statement or the applicable Most Recent Balance it shall be not be deemed a breach of the representations set forth in this Section.

3.16 Taxes. (i) all Tax Returns relating to each Company that are required by Law to be filed have been duly filed on a timely basis, (ii) all amounts set forth thereon have been paid in full and all such Tax Returns are correct and complete in all material respects, (iii) none of the Companies have waived nor has been requested to waive any statute of limitations in respect of Taxes, (iv) there are no pending or threatened Actions for the assessment or collection of Taxes that relate to the activities or income of any Company, (v) there are no liens for Taxes upon the assets of any of the Companies other than liens for Taxes not yet due and payable or being contested in good faith, (vi) all material Taxes which each Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on their respective books and records in accordance with GAAP and (vii) all material Tax deficiencies of each Company determined as a result of any past completed audit have been satisfied. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Companies. Each Company has properly requested, received and retained all necessary sales tax exemption certificates.

3.17 Compliance with Law. Each Company and Subsidiary currently conducts its Business in compliance in all material respects with all Laws applicable to the conduct of its Business. No Seller, Company or any Subsidiary has received any written notice from, nor does any Seller have any knowledge that, any Governmental Authority or other Person is claiming or threatening to claim any violation or potential violation of any Law with respect to any Company or its Subsidiaries.

3.18 Permits. Each Company holds all material Permits necessary for the lawful operation of its Business as presently conducted, and all such Permits are in full force and effect.

3.19 Insurance. Schedule 3.19 contains an accurate list of all policies of insurance in effect on the date hereof relating to each Company or Subsidiary. All such policies are valid, outstanding and enforceable. No Company or Subsidiary has received notice of any actual or threatened modification or cancellation of any such insurance.

3.20 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of any Seller, any Company or any Subsidiary in such manner as to give rise to any claim against Purchaser, any Company or any Subsidiary, for any brokerage or finders’ commission, fee or similar compensation.

3.21 Accounts Receivable. The accounts and notes receivable reflected in the Most Recent Balance Sheet of each Company are recorded in accordance with GAAP, and the accounts and notes receivable after the date of the Most Recent Balance Sheet arose from bona fide transactions, including sales of goods or services rendered. All reserves for bad debt shown on the Most Recent Balance Sheet of each Company are reflected properly in accordance with GAAP.

3.22 Customers. Schedule 3.22 sets forth a complete and accurate list of the names of the ten customers who purchased from each Company the greatest dollar volume of products or services during such Company’s last fiscal year, showing the approximate total billings in United States dollars to each such customer during such fiscal year. No Company or Subsidiary has received any written communication from any customer named on Schedule 3.22 of any intention to return, terminate or materially reduce purchases from the applicable Company or its Subsidiaries, as applicable.

3.23 Bank Accounts. Set forth on Schedule 3.23 is a complete list of each bank, brokerage or similar account of each Company and Subsidiary and the names of all officers or employees of each Company and Subsidiary who are authorized to make withdrawals therefrom or dispositions.

3.24 Books and Records. The business accounting and operating records of each Company have been maintained in accordance with generally accepted industry practice.

3.25 Environmental Matters. The Companies are operating in compliance in all material respects with applicable Environmental Laws in respect to the Leased Real Properties. No Company has received any notice in the last three years from any governmental Authority in connection with environmental issues arising out of or relating to the Leased Real Property. There are no pending civil, criminal or administrative proceedings against any of the Companies under any Environmental Laws arising out of or relating to the condition of any of the Leased Real Properties or any of the Companies’ activities thereon.

3.26 No Other Agreements to Sell the Companies or the Equity Interests. The Sellers do not have any Contract with any other Person to sell all or a majority of the Equity Interests or all or substantially all of the assets of any of the Companies or to effect any merger, consolidation or other reorganization of any of the Companies or to enter into any agreement with respect thereto, except pursuant to this Agreement.

3.27 Questionable Payments. To the knowledge of Sellers, none of the executives, officers, or employees of any of the Companies (when acting in such capacity or otherwise on behalf of the Companies): (i) has used or is using any corporate funds for illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees; (iii) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977; (iv) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other corporate properties; or (v) has made any bribe, payoff, kickback or other unlawful payment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedules (the “Purchaser Schedules”) delivered by the Sellers to Purchaser upon execution of this Agreement or pursuant to Section 5.11 (referencing the applicable section of this Article 4), Purchaser represents and warrants to Sellers as follows:

4.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Nevada.

4.2 Authorization. Purchaser has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser.

4.3 Due Execution and Delivery; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby, will result in (i) a violation of, or a conflict with, Purchaser’s organizational documents or any subscription, members’ or similar agreements or understandings to which Purchaser is a party; (ii) a violation by Purchaser of any applicable Law or (iii) a violation by Purchaser of any order, judgment, writ, injunction, decree or award to which Purchaser is a party or by which Purchaser is bound or affected.

4.5 Consents and Approvals. No consent, permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Authority, or any other Person is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement.

4.6 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Purchaser in such manner as to give rise to any claim against any Seller or any Company for any brokerage or finders’ commission, fee or similar compensation.

4.7 Investment Intent. Purchaser is acquiring the Equity Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. Purchaser understands and agrees that it may not sell, dispose, transfer, pledge, hypothecate or otherwise dispose of any of the Equity Interests (i) without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act and (ii) except in accordance with any applicable provisions of state and local securities Laws.

4.8 Investigation by Purchaser. Purchaser acknowledges that it has been provided with access to such information concerning the Companies as it has requested and has deemed necessary and appropriate to permit it to conduct such review to its satisfaction.

ARTICLE 5

COVENANTS

5.1 Third Party Consents. Sellers shall provide such commercially reasonable assistance as Purchaser may reasonably request in obtaining third party consents set forth on Schedule 3.6.

5.2 Confidentiality. No party shall use any information or data obtained in connection with the negotiation of the transactions contemplated by this Agreement for any purpose other than to pursue and further the consummation of such transactions. The obligations set forth in this Section 5.2 are in addition to and are not intended to supersede or replace the obligations of Purchaser pursuant to any confidentiality agreement entered into by Purchaser and Sellers and their affiliates prior to the date hereof.

5.3 Publicity. Any press release or similar announcement concerning the consummation of the transactions contemplated hereby by any party shall be provided to the other parties for review and approval prior to its release, which approval shall not be unreasonably withheld; provided, however, Sellers or Purchaser or their affiliates may, without the consent of the other, publish and use standard tombstone announcements regarding the consummation of the transactions contemplated by this Agreement; provided further, that in no event shall any party publicly disclose the Purchase Price or the approximate amount thereof, without the consent of the other parties. Following the issuance of the initial announcement, either party may, without the consent of the other, publish additional announcements that contain substantially similar material as the initial announcement. This Section 5.3 shall not prevent announcements provided by law or securities regulations, provided that the other parties hereto shall have the opportunity to read and comment on such announcements prior to the release thereof.

5.4 Employees and Employee Benefits.

(a) Purchaser understands and acknowledges that, effective as of the Closing Date, the employee benefits currently provided to Employees under the Employee Benefit Plans listed on Schedule 3.15 shall terminate (except to the extent benefits under any Employee Benefit Plan may be available after the Closing under the terms of any such plan, to the extent required by Law). Following the Closing, Purchaser covenants to Sellers to comply with all applicable Law regarding the continuance of current compensation and benefits for the Employees. Except to the extent that any employee benefits will continue to be available to the Employees under any Employee Benefit Plans, Purchaser shall either provide employee benefits to the Employees under one or more employee benefit plans offered by Purchaser to its employees or to employees of other companies affiliated with Purchaser or shall establish new employee benefit plans for the Employees (any such employee benefit plans are referred to as “Purchaser Sponsored Plans”). Purchaser shall use commercially reasonable efforts to provide, where applicable, that: (i) any waiting periods or limitations regarding pre-existing conditions with respect to the Employees and their beneficiaries under any Purchaser Sponsored Plans will be waived to the extent waived or satisfied under the applicable Employee Benefit Plan; (ii) any covered expenses incurred by an Employee under any Employee Benefit Plan for any plan period prior to the Closing will be credited towards any deductibles, limits or out-of-pocket maximums under any Employee Benefit Plan; and (iii) each Purchaser Sponsored Plan will give each Employee credit for such Employee’s service with the Company and its respective predecessor companies prior to the Closing for eligibility and vesting purposes only, to the extent such service was credited under the applicable Employee Benefit Plan.

(b) 401(k) Plans. Effective as of the Closing Date, the Employees shall cease to participate in the Platinum Equity 401(k) Plan (“Sellers’ 401(k) Plan”), and on or as soon as administratively practicable following the Closing Date, Purchaser shall provide to the Employees either the right to participate in a 401(k) plan offered by Purchaser to its employees or to employees of other companies affiliated with Purchaser or shall establish a new 401(k) plan for the Employees (any such 401(k) plan is referred to as “Purchaser’s 401(k) Plan”). As soon as is reasonably practicable following the Closing Date, Sellers shall cause the trustee of the Sellers’ 401(k) Plan to transfer account balances related to the Employees (including any outstanding loans) from Sellers’ 401(k) Plan to Purchaser’s 401(k) Plan in accordance with the requirements of Sections 411(d)(6) and 414(l) of the Code. Such transfer shall be made in cash, except that any promissory notes evidencing participant loans shall be transferred in kind. Sellers and Purchaser shall use commercially reasonable efforts to effect such transfer of assets in a timely manner. Until such transfer is accomplished, Sellers shall cause the trustee(s) of Sellers’ 401(k) Plan to suspend any default on any loan from Sellers’ 401(k) Plan to any Employee.

(c) Flexible Spending Accounts. Purchaser shall establish a flexible spending account for medical and dependent care expenses under a new or existing plan established or maintained under Section 125 and Section 129 of the Code (“Purchaser’s FSA”), effective as of the Closing Date, for each Employee who is a participant, and maintains a positive account balance, in a flexible spending account for medical or dependent care expenses under a plan maintained by any Seller pursuant to Section 125 and Section 129 of the Code (with respect to such Seller, “Seller’s FSA”). Purchaser shall credit the applicable account of each such Employee under the Purchaser’s FSA with an amount equal to the balance of each such Employee’s account under the Seller’s FSA on the date immediately prior to the commencement of participation in Purchaser’s FSA, and Sellers will transfer to Purchaser in cash the funding for all positive account balances.

5.5 Replacement of Certain Insurance Policies. Purchaser understands and acknowledges that, effective as of the Closing Date, the insurance coverage currently provided to each Company under the insurance policies listed on Schedule 3.19, shall terminate. From and after the Closing, Purchaser shall be solely responsible for providing insurance coverage for the Company and the Subsidiaries.

5.6 Replacement of L/C’s and Cash Deposits. At Closing, Purchaser shall (i) replace the letters of credit issued on behalf of a Company that are listed on Schedule 5.6 with alternate letters of credit from a nationally recognized bank and (ii) shall replace the cash security deposits set forth on Schedule 5.6 or, alternatively, the Purchase Price shall be increased by the amount of such cash deposits.

5.7 Access to Information. Between the date hereof and the earlier of Closing or termination of the transactions contemplated hereby, the Companies and Sellers shall give Purchaser and its designated representatives, upon reasonable notice and at mutually agreeable times, access to all of the properties, assets and employees of the Company and to all of the Company’s documents, books and records relating to its current and past operations and business and to make copies thereof. Purchaser will not reveal any confidential data and/or information supplied by any of the Companies except to its management, counsel, accountants, insurance representatives, investment and commercial bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will be returned to the applicable Company and will be held confidential by those to whom it is disclosed.

5.8 Conduct of the Business Pending Closing. Except as is set forth in Schedule 5.8, between the date hereof and the Closing hereunder, the David/ProfitKey Seller will cause David and ProfitKey, the Process Seller will cause Process and the Foresight Seller will cause Foresight, to (unless otherwise consented to by Purchaser which consent will not be unreasonably withheld):

(a)	conduct its Business in the Ordinary Course;

(b)	not enter into any Contract with any party, other than Contracts entered into in the Ordinary Course, and not amend, modify or terminate any Contract other than in the Ordinary Course without the prior written consent of Purchaser;

(c)	use commercially reasonable efforts to preserve its business intact, to keep available the services of its Employees, and to preserve its relationships with its customers and others with whom it deals consistent with past practice;

(d)	maintain in full force and effect all of the insurance policies listed on Schedule 3.19;

(e)	continue to maintain all of its usual books and records in accordance with its past practices and not to make any material Tax elections;

(f)	not amend its articles or incorporation, bylaws or other organizational documents;

(g)	not declare or make any non-cash dividend or other non-cash payment on or with respect to the Equity Interests, redeem or otherwise acquire any securities or issue any securities or any, option, warrant or right relating thereto;

(h)	not pay any bonuses to any of its Employees, other than in the Ordinary Course or as required by pre-existing Contracts;

(i)	not waive any right or cancel any material claim;

(j)	not increase the compensation or the rate of compensation payable to any of its Employees;

(k)	maintain its entity existence and not merge or consolidate with any other entity;

(l)	comply with all material respects with (i) provisions of any Contract applicable to it and (ii) all applicable Laws consistent with past practices;

(m)	Not make any capital expenditures in excess of $5,000 per expenditure and/or $10,000 in the aggregate;

(n)	neither discuss nor negotiate with any other Person or entity the sale or other transfer, or Encumbrance (other than Permitted Encumbrances), of the assets or the Equity Interests of the Company;

(o)	not incur any Indebtedness;

(p)	keep the assets necessary to the conduct of its Business in good order and repair, consistent with past practice and subject to ordinary wear and tear;

(q)	deposit all funds received by it into such Company’s principal bank account; and

(r)	use commercially reasonable efforts to effectuate the transactions contemplated by this Agreement.

5.9 Payment on Account of Contract. Between the date hereof and up until and after the Closing hereunder, each Seller shall immediately remit any payment it receives (if any) on account of a Contract of any of the Companies to the applicable Company or the Purchaser, as the case may be.

5.10 Transaction Bonuses. With respect to any payments due under the change of control bonus letters referenced on Schedule 5.10 (the “Transaction Bonus Agreements”), the parties acknowledge that the initial payment due under such Bonus Agreements (the “Initial Payment”) shall be paid by the respective Company immediately prior to Closing (the “Initial Payment Date”), and on or prior to such Initial Payment Date Sellers shall pay to each applicable Company the respective amount of such Initial Payment less any cash remaining in the Companies at Closing. The obligation to pay the remaining installment under the Bonus Agreements shall be paid by Sellers and such obligation is hereby assigned to Sellers effective immediately following payment of the Initial Payment.

5.11 Update of Schedules. Between the date hereof and Closing, Sellers shall have the right to update and amend their Schedules, and Purchaser shall have the right to update and amend the Purchaser Schedules, which amendments (a “Schedule Change”), if any, shall be effective with respect to the other Sections of this Agreement, provided, however, that if a Schedule Change relates, to the disclosing party’s knowledge, to facts or circumstances in existence prior to the date hereof that should have been disclosed on such party’s Schedules as of the date hereof, and such Schedule Change constitutes a Material Adverse Effect, the party negatively affected by the Schedule Change may terminate the Agreement if written notice of such termination is provided to the party submitting the Schedule Change within three business days of the terminating party’s receipt of the Schedule Change. Neither party may make a claim for Damages based on the facts or circumstances disclosed in a Schedule Change, and the Schedules as modified by any Schedule Change shall be the “Schedules” in effect at and as of the Closing Date.”

ARTICLE 6
INDEMNIFICATION

6.1 Survival of Representations and Warranties. All representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing through the date which is one year after the Closing Date, except all representations and warranties made by Sellers under Sections 3.4, 3.5, and 3.16, which shall survive the Closing through the date of the applicable statute of limitations.

6.2 Indemnification Obligations.

(a) Indemnification by Seller. Sellers shall jointly and severally indemnify, defend and hold harmless Purchaser, the Companies, the Subsidiaries and their respective affiliates, and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by any of the Sellers of any covenant or agreement contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of any of the Sellers pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by any of the Sellers herein and (iii) any Damages arising from claims by any holders of stock options issued under the Foresight Software, Inc. 1997 Stock Option Plan; provided, however, that:

(A) With respect to the breach of any representation or warranty concerning David, (i) Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $26,560.00, in which case all Damages shall be paid in excess of $26,560.00; provided that in the event of a breach of the representation and warranty in the second sentence of Section 3.10 with respect to David, Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $13,280.00 in which case Purchaser shall be entitled to Damages from $0, and (ii) in no event shall the aggregate amount of Damages payable by Seller exceed $199,200.00, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Sellers under Sections 3.2 3.4, 3.5, 3.9(b), 3.9(d) and 3.16;

(B) With respect to the breach of any representation or warranty concerning Foresight, (i) Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $6,580.00, in which case all Damages shall be paid in excess of $6,580.00; provided that in the event of a breach of the representation and warranty in the second sentence of Section 3.10 with respect to Foresight, Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $3,290.00 in which case Purchaser shall be entitled to Damages from $0, and (ii) in no event shall the aggregate amount of Damages payable by Seller exceed $49,350.00, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Sellers under Sections 3.2 3.4, 3.5, 3.9(b), 3.9(d) and 3.16, and, provided further, that any Damages arising under 6.2(a)(iii) in connection with the Foresight Software, Inc. 1997 Stock Option Plan shall be recoverable by the Purchaser without regard to any minimum basket or threshold, and such Damages shall not be subject to the limit on recovery set forth in Section 6.2(a)(B)(ii);

(C) With respect to the breach of any representation or warranty concerning Process, (i) Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $194,560.00, in which case all Damages shall be paid in excess of $194,560.00; provided that in the event of a breach of the representation and warranty in the second sentence of Section 3.10 with respect to Process, Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $97,280.00 in which case Purchaser shall be entitled to Damages from $0, and (ii) in no event shall the aggregate amount of Damages payable by Seller exceed $1,459,200, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Sellers under Sections 3.2 3.4, 3.5, 3.9(b), 3.9(d) and 3.16; and

(D) With respect to the breach of any representation or warranty concerning ProfitKey, (i) Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $12,300.00, in which case all Damages shall be paid in excess of $12,300.00; provided that in the event of a breach of the representation and warranty in the second sentence of Section 3.10 with respect to Process, Sellers shall not be required to pay any Damages to Purchaser unless the aggregate amount of all Damages exceeds $6,150.00 in which case Purchaser shall be entitled to Damages from $0, and (ii) in no event shall the aggregate amount of Damages payable by Seller exceed $92,250.00, provided, however, that this limit on Damages shall not apply to Damages for breaches of warranty or inaccurate representation made by Sellers under Sections 3.2 3.4, 3.5, 3.9(b), 3.9(d) and 3.16.

(b) Indemnification by Purchaser. Purchaser shall indemnify, defend and hold harmless Sellers and any of their affiliates and Representatives, and shall reimburse each such Person on demand for any Damages resulting from any of the following: (i) any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby or executed in connection herewith, or in any certificate or other instrument delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; (ii) any breach of warranty or inaccurate representation made by Purchaser herein; and (iii) the operation of the Business of each of the Companies and their Subsidiaries after the Closing Date provided, however, that, with respect to a breach of representation or warranty by Purchaser: (A) Purchaser shall not be required to pay any Damages to Sellers or any such Persons unless the aggregate amount of all Damages exceeds $240,000, in which case all Damages shall be paid in excess of $240,000, and (B) in no event shall the aggregate amount of Damages payable by Purchaser exceed $1,800,000.

(c) Claims for Indemnity. Whenever a claim for Damages shall arise for which one party (“Indemnitee”) shall be entitled to indemnification hereunder, Indemnitee shall notify the other party(s) (“Indemnitor”) in writing within thirty (30) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for Indemnitor to take appropriate action to resist such claim; provided that the failure to give notice as herein provided shall not relieve Indemnitor of its obligation to indemnify Indemnitee except to the extent that Indemnitor shall have been prejudiced in its ability to defend such claim. Notwithstanding anything in this Agreement to the contrary, written notice of any Indemnitee’s claim for indemnification for breach of representations and warranties must be given within the survival period for such representations and warranties set forth in Section 6.1, and any indemnity claim for breaches of representations and warranties which has not been noticed in writing by such date shall be time-barred, irrespective of whether such claim was known or unknown by such date to the party seeking indemnification. Each notice shall specify all facts known to Indemnitee giving rise to such indemnity rights and shall estimate the amount of the liability arising therefrom. If Indemnitee is duly notified of a dispute, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days (or such longer period as they may agree) of Indemnitor’s delivery of notice of a dispute, such dispute shall be settled by mediation or binding arbitration in the manner set forth in Section 10.13. Any rights of indemnification established by reason of such settlement, compromise or arbitration shall promptly thereafter be paid and satisfied by Indemnitor.

(d) Defense of Third Party Claims. Upon receipt by Indemnitor of a notice from an Indemnitee with respect to any claim of a third party against Indemnitee, Indemnitor may assume the defense of such claim with counsel reasonably satisfactory to Indemnitee, and Indemnitee shall cooperate to the extent reasonably requested by Indemnitor in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by Indemnitor in connection therewith. If Indemnitor assumes the defense of such claim, Indemnitee shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of Indemnitee. If Indemnitor has assumed the defense of any claim against Indemnitee, Indemnitor shall have the right to settle any claim for which indemnification has been sought and is available hereunder involving only cash payment and/or a release it from liability; provided that, to the extent that such settlement requires Indemnitee to take, or prohibits Indemnitee from taking, any action or purports to obligate Indemnitee, then Indemnitor shall not settle such claim without the prior written consent of Indemnitee. If Indemnitor does not assume the defense of a third party claim and disputes Indemnitee’s right to indemnification, Indemnitee shall have the right to participate in the defense of such claim through counsel of its choice, at Indemnitor’s expense (subject to the validity of the Indemnitee’s claim), and Indemnitee shall have control over the litigation and authority to resolve such claim with the prior consent of Indemnitor, which consent shall not be unreasonably withheld.

6.3 No Double Recovery. Notwithstanding the fact that any Indemnitee may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement or another agreement entered into in connection herewith in respect of any fact, event, condition or circumstance, no Indemnitee shall be entitled to recover the amount of any Damages suffered by such Indemnitee more than once under all such agreements in respect of such fact, event, condition or circumstance, and an Indemnitor shall not be liable for indemnification to the extent the Indemnitee has otherwise been fully compensated on a dollar-for-dollar basis for such Damages pursuant to the procedures set forth in Section 6.2.

6.4 Cooperation. Notwithstanding anything to the contrary contained in this Article 6, the parties shall cooperate with each other in connection with any claim for indemnification hereunder, including to obtain the benefits of any insurance coverage for third party claims that may be in effect at the time a third party claim is asserted.

6.5 Mitigation. The amount of any Damages of any Indemnitee under this Article 6 shall be net of (a) the amount, if any, receivable by the Indemnitee from any third party (including, without limitation, any insurance company or other insurance provider) and (b) the amount, if any, equal to any Tax benefit that may be utilized within three years of the date hereof (such amounts being collectively referred to herein as a “Third Party Reimbursement”), in respect of or attributable to the Damages suffered thereby. If, after receipt by the Indemnitee of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnitee shall turn over all of such Third Party Reimbursement to the Indemnitor up to the amount of the indemnification paid pursuant hereto.

6.6 Exclusive Remedy. Except in the case of fraud, the indemnification provided in this Article 6 will constitute the exclusive remedy of the Purchaser, the Companies, the Subsidiaries and their respective affiliates and Representatives, or Sellers and their affiliates and Representatives, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder. Purchaser and Sellers each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s affiliates, to the contrary.

6.8 Adjustments to Purchase Price. Any payments made pursuant to this Article 6 shall be consistently treated as adjustments to Purchase Price for all Tax purposes by Sellers and Purchaser.

6.9 Intentional Misrepresentation. Notwithstanding any other provision hereof to the contrary, any claims of fraud shall not be limited by any survival period contained in this Agreement or any limit on indemnification or remedy contained in this Agreement.

6.10 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party or its affiliates will be liable to the other party(s) or its affiliates for any Damages other than compensatory Damages. Each party agrees that it is not entitled to recover and agrees to waive any claim with respect to, and will not seek, consequential, punitive or any other special Damages as to any matter under, relating to or arising out of the transactions contemplated by this Agreement; provided, however that the foregoing shall not limit any indemnification obligations of either party with respect to third party claims.

ARTICLE 7
TAX MATTERS

7.1 Payment of Taxes. Sellers shall pay, and indemnify, defend and hold the Purchaser, the Companies and all Subsidiaries harmless against, any and all Taxes of the Companies and the Subsidiaries (including without limitation, any Taxes due from Sellers) allocable to any taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), provided that for clarity the foregoing indemnity will not apply (and David or the Purchaser will remain responsible for) Tax related to the deferred revenue liability of David as of the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income or receipts of the Companies or the Subsidiaries allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

7.2 Preparation of Tax Returns. Sellers shall prepare and file all income Tax Returns for the Companies and the Subsidiaries for any tax periods ending on or prior to the Closing Date, except for any Tax Returns relating to the Subsidiaries due after the Closing Date in which case Purchaser shall prepare such Tax Returns and Sellers shall have the right to review and approve such Tax Returns at least 10 business days prior to filing, which approval shall not be unreasonably withheld. Except as otherwise provided in the preceding sentence, Purchaser shall prepare all Tax Returns for the Companies and the Subsidiaries. Any officer of Company as of the day immediately preceding the Closing Date shall have the authority, and by execution of this Agreement Purchaser hereby grants any such officer the authority, to sign any of such Tax Returns prepared by Purchaser. Sellers shall reimburse Purchaser for Taxes of the Companies and the Subsidiaries which are allocable to the Pre-Closing Period (in accordance with Section 7.1) within 15 days after payment by Purchaser or the applicable Company and its Subsidiaries of such Taxes. Purchaser shall not file, or cause any of the Companies or any of the Subsidiaries to file, any amended Tax Returns for any Company or any of the Subsidiaries for tax periods that include a period prior to the Closing Date without prior written consent of Sellers, such consent not to be unreasonably withheld or delayed.

7.3 Payment Over of Refunds. The Companies and the Subsidiaries shall promptly pay, and Purchaser shall cause the Companies to pay, to Seller any refund, overpayment, or credit (including any interest paid or credited with respect thereto) of Taxes attributable to Tax periods (or portions thereof) ending on or before the Closing Date.

7.4 Control of Tax Audits. Sellers shall have the right, at its own expense, to control any audit or examination by any Governmental Authority (a “Tax Audit”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any taxable period ending on or before the Closing Date with respect to any Company and/or the Subsidiaries; provided that Sellers shall not resolve any such contest without the consent of Purchaser, such consent not to be unreasonably withheld or delayed. Purchaser shall have the right, at its own expense, to control, or have the applicable Company control, any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment for tax years beginning after the Closing Date.

7.5 Cooperation. Purchaser, the Companies and the Subsidiaries, on the one hand, and Sellers, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Article 7, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser, the Companies, and Sellers shall (i) retain all books and records with respect to Tax matters pertinent to the applicable Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the applicable Company or Sellers as the case may be, shall allow the other party to take possession of such books and records. Upon request, Purchaser and Sellers further agree to use their reasonable commercial efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

7.6 Transfer Taxes. Purchaser and Seller shall each bear one-half of any sales, transfer, stamp, real property transfer or gains or similar Taxes incurred, whether direct or indirect, as a result of the purchase of the Equity Interests by the Purchaser.

ARTICLE 8

DELIVERIES AT CLOSING

8.1 Conditions Precedent to Closing of Purchaser. Purchaser’s obligation to consummate the transactions contemplated hereby is subject, at Purchaser’s option, to the fulfillment and satisfaction of each of the following conditions:

(a) The representations and warranties of each Seller contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except representations and warranties specifically made only as of an earlier date; each Seller will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by such Seller on or prior to the Closing Date and each Seller will have delivered to Purchaser a certificate, dated the Closing Date and signed by an officer of such Seller to the foregoing effect; and

(b) No action, suit or proceeding will have been instituted before any court or Governmental Authority or instituted or threatened by any Person which seeks to restrain or prevent the carrying out of the transactions contemplated hereby.

8.2 Conditions Precedent to Closing of Sellers. Sellers’ obligation to consummate the transactions contemplated hereby is subject, at Sellers’ option, to the fulfillment and satisfaction of each of the following conditions:

(a) The representations and warranties of Purchaser contained in this Agreement will be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except representations and warranties specifically made only as of an earlier date; Purchaser will have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and Purchaser will have delivered to Sellers a certificate, dated the Closing Date and signed by an officer of Purchaser to the foregoing effect; and

(b) No action, suit or proceeding will have been instituted before any court or Governmental Authority or instituted or threatened by any Person which seeks to restrain or prevent the carrying out of the transactions contemplated hereby.

8.3 The Companies’ and Sellers’ Deliveries at Closing. The Companies and the Sellers, as applicable, shall deliver to Purchaser at Closing:

(c) An assignment of membership interest or stock power assigning all of the Equity Interests to Purchaser.

(d) Good standing certificate or the equivalent for each Company, dated no earlier than ten (10) days before the Closing Date, from the jurisdiction of incorporation or formation.

(e) Duly executed resignations of each member of the board of directors of each Company.

(f) The minute books, equity transfer books or similar books and records and seal, if available, of each Company (or as soon as possible after Closing).

(g) To the extent necessary and to the extent such authorizations are in the name of an employee of a Seller, authorized forms to change permitted users and authorized persons for banking relationships.

(h) All keys to safe deposit boxes of any Company, if any, which are held by a Seller and authorized forms to change the permitted users of the safe deposit boxes.

8.4 Purchaser’s Deliveries at Closing. Purchaser shall deliver to the Sellers at Closing wire transfers of immediately available United States federal funds in the amounts equal to the Purchase Price less the Deposits, to be wired pursuant to Sellers’ wire instructions.

ARTICLE 9

TERMINATION

9.1 Right to Terminate. Notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be terminated and the transactions contemplated herein abandoned at any time prior to the Closing:

(a)	by mutual written consent of Purchaser, on the one hand, and Sellers on the other;

(b)	by Purchaser, on the one hand, or Sellers on the other hand, if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable;

(c)	by Sellers if Purchaser (x) breaches its representations and warranties in any material respect or (y) fails to comply in any material respect with any of its covenants or agreements contained herein; provided that Sellers shall have first provided Purchaser with a 15 day period to cure such breach after receipt of notice thereof by Sellers;

(d)	by Purchaser if Sellers and/or the Companies (x) breach their representations and warranties in any material respect or (y) fail to comply in any material respect with any of its covenants or agreements contained herein, provided that Purchaser shall have first provided Sellers with a 15 day period to cure such breach after receipt of notice thereof by Purchaser; or

(e)	in the manner set forth in Section 5.11.

9.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Sellers as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect, other than this Section 9.2 and Sections 5.2 (Confidentiality) and 5.3 (Publicity), the limitations on indemnity set forth in Article 7, 10.2 (Expenses), 10.4 (Controlling Law) and 10.13 (Arbitration/Mediation), which shall each survive the termination of this Agreement, and there shall be no liability on the part of any of Purchaser or any Seller to one another, except for material breaches of this Agreement prior to the time of such termination.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Further Assurances. Each party to this Agreement shall execute, acknowledge and deliver any further documents and instruments and take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party for the purpose of giving effect to the transactions contemplated by this Agreement, whether before, concurrent with or after the consummation of the transactions contemplated hereby.

10.2 Expenses. Each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its own financial consultants, accountants and counsel.

10.3 Entire Agreement. This Agreement, together with the agreements referred to herein and the Schedules hereto and thereto, set forth the entire agreement between the parties with regard to the subject matter hereof and thereof.

10.4 Governing Law; Jurisdiction. The validity, construction and performance of this Agreement, and any Action arising out of or relating to this Agreement shall be governed by the Laws of the State of Delaware, without regard to the Laws of the State of Delaware as to choice or conflict of Laws.

10.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a other or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

10.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of the other party. Notwithstanding the foregoing, each Seller may, without the consent of Purchaser, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate of such Seller, provided that such assignment does not relieve any Seller of any of its obligations under this Agreement, and Purchaser may, without the consent of Sellers, whether before or after the Closing, assign all of its rights and obligations under this Agreement to any affiliate, provided that such assignment shall not relieve Purchaser of any of its obligations under this Agreement.

10.7 Successors and Assigns; No Third Party Beneficiary. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

10.8 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Sellers:

David Corporation
Foresight Software, Inc.
Process Software, LLC
ProfitKey International, LLC
c/o Platinum Equity, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210
Attention: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863

If to Purchaser:

Halo Technology Holdings
200 Railroad Avenue
Greenwich, Connecticut 06830
Attention: Ernest Mysogland
Facsimile No.: (203) 422-5329

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, or by air courier, or (iii) upon confirmation of satisfactory transmission of a facsimile if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

10.9 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

10.10 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

10.12 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

10.13 Arbitration/Mediation. Except to the extent a party is entitled to injunctive or other equitable relief, any controversy or claim arising out of or relating to this Agreement or any agreement referred to herein or attached hereto, shall first be attempted to be settled by mediation (by a mutually agreeable mediator located in a mutually agreeable location) and then by binding arbitration before a single arbitrator in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Such arbitration shall be held in a mutually agreeable location. The costs of such arbitration (other than attorneys’ fees and other experts’ fees and related costs) shall be borne equally by the parties. Each party shall bear its own attorneys’ fees and other experts’ fees and related costs. The arbitrator shall not have the authority to award punitive damages or to award attorneys’ fees or costs to any party in any such arbitration proceedings.

10.14 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement. Except as otherwise provided or if the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun shall be deemed to include the plural and the singular, (b) the terms “include” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “or” shall be inclusive and not exclusive, (d) unless the context otherwise requires, all references to Articles and Sections refer to Articles and Sections of this Agreement and all references to Schedules are to Schedules attached to this Agreement, each of which is made a part of this Agreement for all purposes, (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision, (f) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (g) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

10.15 Warranty of Authority. Each of the entities signing this Agreement warrants and represents that the individual signing on behalf of such entity is duly authorized and empowered to enter into this Agreement and bind such entity hereto.

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:

WARP TECHNOLOGY HOLDINGS, INC.

By: /s/ Ernest C. Mysogland
Name: Ernest C. Mysogland
An authorized officer

DAVID/PROFITKEY SELLER:

PLATINUM EQUITY, LLC

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer

PROCESS SELLER:

MILGO HOLDINGS, LLC

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer

FORESIGHT SELLER:

ENERGYTRACS ACQUISITION CORP.

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer

Agreed for purposes of Section 5.10 of this Agreement only:

David Corporation

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer
ProfitKey International, LLC

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer

Foresight Software, Inc.

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer

Process Software, LLC

By: /s/ Sally A. Ward
Name: Sally A. Ward
An authorized officer